EXHIBIT 99.1
SUNAIR SERVICES CORPORATION REPORTS
FISCAL FIRST QUARTER 2007 FINANCIAL RESULTS
Boca Raton, FL —Feb. 14, 2007 — Sunair Services Corporation (AMEX: SNR) today announced its fiscal first quarter results for the period ended December 31, 2006.
Revenues for the three months ended December 31, 2006 were $15.9 million compared to revenues of $11.2 million for the three months ended December 31, 2005. The Company reported a net income of $599,691 for the three months ended December 31, 2006, or $ 0.05 per basic and diluted share, compared to a net loss of $(364,543), or $(0.03) per basic and diluted share for the same period last year. Income from discontinued operations for fiscal first quarter 2007, including a gain on the sale of real estate property associated with the previously sold and discontinued high frequency radio business resulted in a realized tax effected gain of approximately $1.36 million, or $0.11 per basic and diluted share, compared to a tax effected gain for the three month period ended December 31, 2005 of approximately $195,000 or $0.02 per basic and diluted share. The Company reported losses from continuing operations of $(761,785) or $(0.06) per basic and diluted share and $(559,190) or $(0.05) per basic and diluted share for the three months ended December 31, 2006 and 2005 respectively.
John Hayes, Sunair’s chief executive officer said, “As previously discussed, Sunair’s fiscal first quarter is historically one of our softer quarters on a seasonal basis particularly in lawn and pest control services and our results were in line with our expectations. We anticipate a return to improving sequential growth beginning in our second quarter.
“We have closed on the acquisition of Archer Exterminators and are on schedule to have this latest acquisition fully integrated within six months.”
Mr. Hayes concluded, “We continue to focus on internal revenue growth and improving margins. At the same time we believe our acquisition pipeline remains strong and we expect to expand our services within our footprint in the Southeast region over the course of 2007.”
ABOUT SUNAIR
Sunair Services Corporation is a Florida corporation organized in 1956. Sunair conducts its primary business, lawn care and pest control services, through its subsidiary, Middleton Pest Control, Inc. Middleton is a Florida corporation organized in 1952. Middleton provides complete pest control, lawn and shrub care, subterranean and drywood termite control and mosquito reduction services to both residential and commercial customers. For more information about Sunair, please visit http://www.sunairservices.com.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in Sunair’s filings with the SEC. Copies of Sunair’s SEC filings are available from the SEC or may be obtained upon request from Sunair. Sunair does not undertake any obligation to update the information contained herein, which speaks only as of this date.

SUNAIR SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)

	For The Three	For The Three
	Months Ended	Months Ended
	December 31, 2006	December 31, 2005
SALES	$15,886,255	$11,225,575

COST OF SALES	6,892,013	4,614,085

GROSS PROFIT	8,994,242	6,611,490

SELLING AND ADMINISTRATIVE EXPENSES	9,881,703	7,176,680

LOSS FROM CONTINUING OPERATIONS	(887,461)	(565,190)

OTHER INCOME (EXPENSE):

Interest Income	67,774	1,469
Interest Expense	(288,323)	(411,175)
Other	(22,801)	(4,789)

TOTAL OTHER INCOME (EXPENSE)	(243,350)	(414,495)

LOSS FROM CONTINUING OPERATIONS BEFORE FOR INCOME TAXES	(1,130,811)	(979,685)

INCOME TAX BENEFIT	369,026	420,495

LOSS FROM CONTINUING OPERATIONS	(761,785)	(559,190)

INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX PROVISION OF $821,426 AND $100,272 FOR DECEMBER 31, 2006 AND 2005 RESPECTIVELY	1,361,476	194,647

NET INCOME (LOSS)	$599,691	($364,543)

BASIC AND DILUTED INCOME (LOSS) PER SHARE:

CONTINUING OPERATIONS	($0.06)	($0.05)

DISCONTINUED OPERATIONS	$0.11	$0.02

NET INCOME (LOSS)	$0.05	($0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	13,017,233	10,512,464

DILUTED	13,017,233	10,512,464

SUNAIR SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)

	December 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$1,580,897	$1,601,110
Accounts receivable, net	6,077,875	4,919,595
Income tax receivable	352,393	352,393
Interest receivable	21,537	11,084
Inventories, net	2,318,454	2,328,205
Deferred tax asset	137,389	137,387
Prepaid and other current assets	932,430	1,163,508
Note receivable — current	334,986	334,986

Total Current Assets	11,755,961	10,848,268

PROPERTY, PLANT, AND EQUIPMENT, net	2,370,940	2,538,434

OTHER ASSETS

Note receivable	2,000,000	2,000,000
Software costs, net	3,897,164	3,938,465
Customer list, net	11,944,754	11,247,099
Goodwill	55,517,787	52,818,269
Other assets	655,190	522,427

Total Other Assets	74,014,895	70,526,260

TOTAL ASSETS	$88,141,796	$83,912,962

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$3,654,634	$2,743,523
Accrued expenses	2,493,780	2,831,162
Unearned revenues	1,266,222	589,365
Customer deposits	2,348,345	2,677,364
Capitalized leases, current portion	26,742	8,796
Notes payable, current portion	135,006	138,374

Total Current Liabilities	9,924,729	8,988,584

LONG TERM LIABILITIES

Capitalized leases, net of current portion	—	20,027
Notes payable, net of current portion	3,182,233	1,723,642
Note payable -related party	5,000,000	5,000,000
Revolving line of credit	8,456,477	8,000,000
Deferred tax liability	564,628	112,226

Total Long Term Liabilities	17,203,338	14,855,895

Total Liabilities	27,128,067	23,844,479

STOCKHOLDERS’ EQUITY:

Preferred stock, no par value, 8,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.10 par value, 100,000,000 shares authorized, 13,017,559 and 13,007,559 shares issued and outstanding at September 30, 2006 and 2005, respectively	1,301,757	1,300,757
Additional paid-in capital	51,809,752	51,548,768
Retained earnings	7,799,888	7,200,197
Accumulated other comprehensive gain (loss) — cumulative translation adjustment	102,332	18,761

Total Stockholders’ Equity	61,013,729	60,068,483

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$88,141,796	$83,912,962